Exhibit 1.A.(5)(e)

                           Children's Insurance Rider

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                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                                (A STOCK COMPANY)

                      Home Office: Los Angeles, California
                   Administrative Office: Clearwater, Florida

                           CHILDREN'S INSURANCE RIDER

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IN THIS RIDER, Transamerica Occidental Life Insurance Company will be referred to as WE, OUR or US.

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BENEFIT                          We will pay the Face Amount of this Rider as
                                 shown on Page 4 of the Policy to the Primary
                                 Insured when We receive due proof that the death of an Insured Child occurred while this Rider and coverage on such child was in force.

INSURED CHILD                    An Insured Child is a child, step-child or
                                 legally adopted child of the Primary Insured who is:

                                 1. at least 15 days old and no older than 18 years of age on the effective date of this Rider; and
                                 2.      named in the application for this
                                         benefit and approved by Us.

                                 An Insured Child shall also refer to any child born to or legally adopted by the Primary Insured after the effective date of this Rider after such child is 15 days old.

CONSIDERATION                    This Rider is issued In consideration of:

                                 1.       the application for this Rider; and
                                 2.       the payment of the Initial Premium.

INCONTESTABILITY                 This Rider shall be incontestable after it has
                                 been In Force while the Insured Child is still alive, for two years after the effective date of this Rider.

SUICIDE If this Rider is issued on the same date as the Policy, the Suicide Provision of the Policy is applicable to this Rider. If this Rider is issued after the Policy and if an Insured Child dies by suicide, while sane or insane, within two years after the effective date of this Rider, Our liability for this Rider shall be limited to an amount equal to the total monthly deductions for that child's coverage under this Rider.

ISSUE AGE AND SEX                If an Insured Child's date of birth or sex is
                                 not correctly stated, We will adjust the death
                                 benefit to the amount payable had the date of
                                 birth and sex been correctly stated.
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CONVERSION PRIVILEGE             On the Monthiversary following an
                                 Insured Child's 25th birthday, such child may exchange their coverage for a new policy on their life. Such new policy will be issued subject to the following:

                                 1.      written request is received prior to
                                         such child's 25th birthday; and
                                 2. the new policy is on any permanent plan of insurance then offered by Us; and
                                 3. the amount of insurance upon conversion will equal five times the Face Amount of this Rider;and
                                 4. the payment of the Initial Premium for the plan selected.

                                 Upon the death of the Primary Insured, this Rider will terminate 31 days after such death and a separate policy will be offered to each Insured Child. Each policy offered will be for an amount equal to the Face Amount of this Rider.

TERMINATION                      Coverage for any Insured Child will terminate
                                 on the Monthiversary following such child's
                                 25th birthday.

                                 This Rider will terminate on the earliest of:

                                 1.      the Maturity Date of the Policy;
                                 2. the date this Policy terminates for any reason except for death of the Primary Insured;
                                 3. 31 days after the death of the Primary Insured;
                                 4. the Monthiversary on which this Rider is terminated on written request by the Owner;
                                 5.      the Monthiversary following the
                                         youngest Insured Child's 25th birthday
                                         or the last remaining Insured Child's
                                         death.

                                 The Owner must notify Us when to terminate this Rider due to the youngest Insured Child's 25th birthday or the last remaining Insured Child's death.

                                 If We make any monthly deductions for this Rider after it terminates, We will recompute the policy values as though such deductions had not occurred. Such deductions will not provide coverage beyond the intended date of termination.
GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value.

                                 The monthly deduction for this Rider, for each of the first 12 policy months, is shown on Page 4 of the Policy. Each monthly deduction after the first policy year will not exceed the monthly deduction during the first policy year.

EFFECTIVE DATE                   This Rider becomes effective on the same date
                                 as the Policy unless a later date is shown here.

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY


                              /s/ JAMES W. DEDERER
                                    Secretary